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                                                                      EXHIBIT 21


                              LIST OF SUBSIDIARIES

  The following table sets forth certain information concerning the principal subsidiaries of the Company.

                                               State or Other
  Name                                  Jurisdiction of Incorporation
  -----                                 -----------------------------
  All-Glass Aquarium Co., Inc.                 Wisconsin
  Four Paws Products, Ltd.                     New York
  Kaytee Products Incorporated                 Wisconsin
  Norcal Pottery Products, Inc.                California
  Pennington Seed, Inc. of Delaware            Delaware
  TFH Publications, Inc.                       Delaware
  Wellmark International                       California

  The names of certain subsidiaries have been omitted because such unnamed subsidiaries, considered in the aggregate, would not constitute a significant subsidiary as that term is defined in Regulation S-X.